December 7, 2021

BNY Mellon ETF Trust

240 Greenwich Street

New York, New York 10286

Re:	BNY Mellon ETF Trust

Ladies and Gentlemen:

We have acted as counsel to BNY Mellon ETF Trust (the “Trust”), a Massachusetts voluntary association (commonly known as a “business trust”), in connection with Post-Effective Amendment No. 25 to the Trust’s registration statement on Form N-1A which was filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2021 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest, with no par value per share (collectively, the “Shares”), of the Trust’s BNY Mellon Sustainable US Equity ETF, BNY Mellon Sustainable International Equity ETF, and BNY Mellon Sustainable Global Emerging Markets ETF (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts dated as of a recent date, as to the existence of the Trust;

(b)	A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust’s Amended and Restated Declaration of Trust dated as of January 14, 2020 and the Certificates of Designation thereto (collectively, the “Declaration of Trust”);

(c)	Copies of the Trust’s By-Laws, adopted September 24, 2019 (the “By-Laws”), and certain resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”), each certified by an authorized officer of the Trust; and

(d)	A printer’s proof of the Registration Statement.

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004 +1.202.739.3000

United States +1.202.739.3001

BNY Mellon ETF Trust

December 7, 2021

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement was filed with the Commission substantially in the form of the printer’s proof referred to in paragraph (d) above and that the Registration Statement, as filed with the Commission, has not been amended, modified or withdrawn. We also have assumed for the purposes of this opinion that the Declaration of Trust, By-Laws and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such other investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.	The Trust has been formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”
2.	The Shares, when issued and sold in accordance with the Trust’s Declaration of Trust and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

BNY Mellon ETF Trust

December 7, 2021

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Trust’s registration statement on Form N-1A. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP